Exhibit(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Variable Equity Trust

We consent to the use of our report dated February 15, 2017 with respect to the financial statements of QS Legg Mason Dynamic Multi-Strategy VIT Portfolio, and our reports dated February 16, 2017 with respect to the financial statements of ClearBridge Variable Large Cap Growth Portfolio, ClearBridge Variable Large Cap Value Portfolio, ClearBridge Variable Mid Cap Portfolio (formerly, ClearBridge Variable Mid Cap Core Portfolio), and ClearBridge Variable Small Cap Growth Portfolio, each a series of the Legg Mason Partners Variable Equity Trust, as of December 31, 2016, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

New York, New York

April 17, 2017